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FINAL TRANSCRIPT

Thomson StreetEvents℠

MFE - McAfee, Inc. Agrees to Acquire Secure Computing

Event Date/Time: Sep. 22. 2008 / 8:30AM ET

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FINAL TRANSCRIPT
CORPORATE PARTICIPANTS
Kelsey Doherty
McAfee, Inc. — Senior Dir., IR
Dave DeWalt
McAfee, Inc. — CEO, President
Rocky Pimentel
McAfee, Inc. — COO, CFO
Dan Ryan
Secure Computing — President, CEO
CONFERENCE CALL PARTICIPANTS
Michael Turits
Raymond James — Analyst
Brad Zelnick
Bank of America — Analyst
Robert Breza
RBC Capital Markets — Analyst
Walter Pritchard
Cowen and Company — Analyst
Eric Martinuzzi
Craig-Hallum — Analyst
John DiFucci
JPMorgan — Analyst
Fred Grieb
Goldman Sachs — Analyst
Philip Rueppel
Wachovia Securites — Analyst
Josh Jabs
Roth Capital — Analyst
Katherine Egbert
Jefferies — Analyst
Israel Hernandez
Barclays Capital — Analyst
PRESENTATION
Operator
Good morning, ladies and gentlemen. My name is Dennis and I will be your conference operator today. At this time I would like to welcome everyone to the McAfee conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-and-answer session. (Operator Instructions). Ms. Doherty, you may begin your conference.

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FINAL TRANSCRIPT
Kelsey Doherty - McAfee, Inc. — Senior Dir., IR
Thank you, Dennis. Good morning, everyone, and thank you for joining us on such short notice to discuss McAfee’s planned acquisition of Secure Computing. With me on the call and in the room today are Dave DeWalt, McAfee’s Chief Executive Officer and President; Rocky Pimentel, McAfee’s Chief Operating Officer and Chief Financial Officer; Dan Ryan, Secure Computing’s Chief Executive Officer and President; and Tim Steinkopf, Secure Computing’s Senior Vice President and Chief Financial Officer.
Dave will provide an overview of the deal and discuss the strategic rationale behind the proposed acquisition; Rocky will provide you with the financial details. You will also hear from day who, we announced this morning, will be joining our executive management team after the closing of the transaction. And finally, Dave will conclude this morning’s call and we will open up to your questions.
Today’s conference call is being recorded and will be available for replay through October 6, 2008 by dialing 800-642-1687 in the United States or 706-645-9291 internationally. Details regarding today’s announcement will be available on McAfee’s investor relations website at Investor.McAfee.com.
Before we begin let me remind you that during this call we expect to make forward-looking statements, including those regarding McAfee’s future plans for the Secure Computing business; the expected closing date of the acquisition; the expected financial impact of the Secure Computing acquisition on McAfee’s GAAP and non-GAAP earnings and other financial metrics; the expectations as to the future growth of Secure Computing’s business and the overall market for networking; and McAfee’s expected plans for the integration of Secure Computing products.
Such statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Factors that could cause McAfee’s actual results or outcomes, levels of activity, performance or achievements, including the realization of expected financial and other effects of the acquisition, to be materially different from those anticipated in this call include, among others, the ability to integrate successfully Secure Computing within McAfee or to realize the synergies that we expect from such integration; costs related to the acquisition of Secure Computing; inability to obtain necessary regulatory or stockholder approval or to obtain them on acceptable terms; the economic environment of the industries in which McAfee and Secure Computing operate; as well as facts relating to Secure Computing that may impact the timing or amount of synergies that can be realized and that are unknown to McAfee.
In addition, actual results are subject to other risks and uncertainties that relate more broadly to McAfee’s overall business, including those more fully described in McAfee’s filings with the SEC including its annual report on Form 10-K for the year ended December 31, 2007 and its quarterly report on Form 10-Q for the second quarter of 2008. The information in this conference call related to financial results, projections and other forward-looking statements is based on current expectations and we expressly disclaim any responsibility to update forward-looking statements should situations change. Now with that behind us, it’s my pleasure to turn the call over to our CEO and president, Dave DeWalt.
Dave DeWalt - McAfee, Inc. — CEO, President
Good morning, everyone, and thank you, Kelsey. Thanks for joining us on such short notice. I’m very pleased and very excited today to announce we’ve signed a definitive merger agreement to acquire Secure Computing Corp., a leading provider of enterprise network security. This transaction will bring Secure Computing’s complementary portfolio products to McAfee, enhancing our solution set for businesses of all sizes.
Through the pending acquisition of Secure Computing McAfee expects to take another step toward the goal of strengthening our leadership position in security risk management. In total net of cash held by Secure Computing the proposed transaction will be valued at approximately $465 million. While the timing is subject to certain regulatory and appropriate Secure Computing stockholder approvals, we expect the deal to close in the latter part of the fourth quarter of 2008.

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FINAL TRANSCRIPT
The strategic rationale for this proposed transaction is as follows — first of all, we expect that following the acquisition the combination of McAfee and Secure Computing will become one of the largest network security players in the business with approximate revenues of $500 million annually.
Second, Secure Computing’s financial strength is expected to enable this transaction to be breakeven to accretive on a non-GAAP basis for McAfee in 2009. Our team has identified opportunities for revenue synergies and cost savings that we expect will drive significant top- and bottom-line growth for McAfee in the coming years.
Third, McAfee and Secure Computing will create a formidable combination with the industry’s most complete network security solutions for businesses of all sizes. McAfee’s network security offerings will extend the success of our total protection strategy through the best-of-breed technology suites featuring intrusion prevention, or IPS; firewall; Web security; data protection; network access control and e-mail security capabilities.
Fourth, Secure Computing’s TrustedSource services will complement McAfee’s recently announced Artemis real-time comprehensive malware protection. This combination will extend McAfee’s “in-the-cloud” security as a service offering and enhance our position as a technology leader with the most intelligent set of security products on the market.
Fifth, with Secure Computing McAfee will be able to deliver complete content and data lifecycle management to network. Customers will be able to effectively deter, filter, encrypt, block, archive and report all with McAfee.
And finally, when combined with Secure Computing, McAfee will have an enterprise customer base of more than 125,000 and more than 15,000 global partners. The combination will present enhanced cross-selling opportunities leveraging the entire portfolio and the ability to penetrate new markets including international regions. McAfee will become the single source for complete security protection spanning the endpoint, the network and data and risk compliance.
We are very excited about the prospect of Secure Computing’s team and market-leading technology becoming a part of the McAfee family of companies. Through the addition of Secure Computing’s complementary assets, following the closing of the acquisition we believe that we will have more than double our presence in the network security over the coming years.
Secure Computing’s award-winning solutions proactively protect customers’ mission-critical business applications from Internet borne threats with leading technologies in the Web, e-mail and application protection. Secure Computing currently has the number one market position in Web security appliances and the number two market position in messaging security appliances, areas where McAfee presently does not have a significant competitive position.
Secure Computing serves more than 22,000 customers located in 106 countries around the world supported by a network of over 2,000 partners. Their customers include more than half of the Fortune 500 and Dow Jones global 50. These customers operate some of the most sophisticated electronic systems and include organizations in a diverse set of verticals globally. This acquisition is a natural extension to McAfee’s security only focus.
As I’ve mentioned throughout the year, we continue to see customers looking to consolidate their security vendors driven by three trends. First customers want more comprehensive protection from threats which have increased by more than 60% year-over-year. Second, customers are facing greater compliance requirements and higher risks and costs of noncompliance. And finally they’re looking to optimize their security environments at a lower cost of ownership.
These trends are driving McAfee’s strategy — protect the endpoint from the consumer through the enterprise by converting point solutions to suites, interlock those endpoint suites with new suites for network security, data protection and risk compliance and secure emerging platforms. Today’s announcement of the pending acquisition of Secure Computing will help drive our second strategic imperative — building McAfee’s capabilities in the network security market where we see a target market of more than 10 billion.

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FINAL TRANSCRIPT
We have discussed MNA as a means to accelerate McAfee’s objective to enhance its position is a worldwide leader in security. Those who have closely followed us understand that this transaction is consistent with those strategies we’ve discussed in the past. We continue to demonstrate how small to midsize strategic acquisitions like SafeBoot, Reconnex and ScanAlert benefit both our customers and our stockholders, expanding our portfolio of security capabilities and driving growth in the business.
On a personal note, I’d like to welcome in advance Dan Ryan who is here with me today, the CEO and President of Secure Computing and its team, to the McAfee family of companies. With extensive industry and network security expertise once this acquisition is closed Dan will be joining McAfee to head our network security business unit with reporting responsibilities directly to me.
It will be business as usual for both companies through the remainder of 2008. We look forward to keeping you updated as the process moves along. And once again, I’m very pleased to announce the proposed acquisition and to welcome in advance Secure Computing’s team to McAfee. I’m now going to turn the call over to Rocky. Rocky, take it away.
Rocky Pimentel - McAfee, Inc. — COO, CFO
Thank you, Dave. Good morning, everyone. We are very pleased to have entered into a definitive agreement to add Secure Computing’s award-winning network security solutions to McAfee’s portfolio. As Dave mentioned, this is an all cash transaction valued at approximately $465 million net of cash held by Secure Computing. This represents $5.75 per common share without interest for a total of approximately $413 million in the aggregate for Secure Computing’s common stock and approximately $84 million to retire Secure Computing’s outstanding preferred shares.
We currently intend to finance this transaction with cash from our balance sheet. At the time of closing Secure Computing’s vested and unvested stock options will be cashed out and Secure Computing’s unvested common stock and restricted stock units will be converted into unvested McAfee common stock and restricted stock units. As indicated, we expect to retire Secure Computing’s outstanding preferred stock. We expect this transaction to be breakeven to slightly accretive to full year 2009 non-GAAP earnings per-share and dilutive to full-year 2009 GAAP earnings-per-share, assuming a year-end 2008 acquisition close.
Consistent with our normal reporting practice GAAP results will include the impact of amortization of acquired intangibles, stock compensation expense and other nonrecurring costs or charges which are excluded from our non-GAAP results. The impact of these items will cause this acquisition to be dilutive to our GAAP earnings in 2009. We will provide additional information on the overall impact of this transaction when we provide our full-year guidance for 2009.
While we think there are revenue synergies in this combination, we believe there are material cost savings that can be achieved over the next three years. These will be modest in 2001, ramping in 2010 and 2011. McAfee believes in taking a best-of-breed approach in integrating the two companies and we expect there will be cost savings in areas such as sales and marketing and general and administrative expenses over the coming years.
We will talk in more detail about this acquisition during our third quarter earnings conference call after the market closes on Thursday, October 30th. We do not intend to comment on guidance on this call. From an operational perspective, following the closing we expect that the managers of both companies will work together to ensure a smooth transition for all our stakeholders including our customers, distributors, partners and employees.
Both companies, of course, will continue operating their businesses in the ordinary course until closing which we expect in the latter part of the fourth quarter of 2008 pending customary regulatory and stockholder approval. I would now like to introduce you to Dan Ryan, CEO and President of Secure Computing and welcome him in advance to the McAfee team.

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FINAL TRANSCRIPT
Dan Ryan - Secure Computing — President, CEO
Thank you, Rocky and Dave. I’d like to say on behalf of Secure Computing and our employees that we are pleased to agree to join the McAfee family of companies and are truly excited about the opportunities that this combination will present. In addition to the opportunities for McAfee that the combination brings, Secure’s Board of Directors and management team unanimously agree that this all-cash transaction at this time is the best way to maximize value for Secure Computing’s stockholders.
Many of you are aware that the Secure Board and executive management team have been actively pursuing a strategic plan designed to capitalize on the market opportunities we saw before us in network security. As we mentioned at the outset of this plan, the goal was to focus Secure’s business on areas of proven success, committing resources where we felt we could be the clear market leader.
The team believes that joining forces with McAfee allows us to do just that, be a network security market leader through the combination of both companies’ leading technology. And together we expect to reap the benefits of the worldwide dedicated security sales team three times our size, best in class security research through the combined resources of Secure Computing’s TrustedSource and McAfee’s Artemis, greater reach in partner distribution and cross line opportunities.
As they work toward the close of this transaction we will be coordinating with Dave, Rocky and the team to develop a comprehensive integration plan that ensures a seamless transition for our organization and, most importantly, our customers and partners. We recognize that getting this transition right is essential to our ongoing success.
Until the transaction closes, and thereafter until substantial completion of integration activities, we will be operating independently. It will be business as usual at Secure Computing and our customers will continue to see these same quality products and support they’ve always enjoyed.
As a quick update, Secure Computing’s acquisition of Securify, a leading provider of solutions which deliver identity-based application discovery and monitoring solutions, is proceeding smoothly as expected to close early in the fourth quarter of this year. I look forward to speaking with you in October when Secure Computing will report our third-quarter 2008 results. I will now turn the call back over to Dave to conclude.
Dave DeWalt - McAfee, Inc. — CEO, President
All right, Dan, thank you and welcome. With today’s announcement we bring to you a very important exciting proposed acquisition, one that makes sense for both McAfee and Secure Computing and one that will leverage our core strength in security and further enhancing our position in the network space and overall security market.
Customers can now rely on McAfee as a single source for market-leading security spanning endpoint data, network and risk and compliance. So thank you for your time today, we look forward to speaking with you again on Thursday, October 30th when we announce our third-quarter 2008 earnings results. And with that I’ll turn the call back over to Kelsey to open up for questions. Kelsey?
Kelsey Doherty - McAfee, Inc. — Senior Dir., IR
Thanks, Dave. Please remember, this is your opportunity to ask questions of the executive management teams regarding this transaction as we’re all in the room together and we are both currently in a quiet period until we announce third-quarter earnings — for McAfee after the market closes on Thursday, October 30th. Operator, you may now poll for questions.

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FINAL TRANSCRIPT
QUESTIONS AND ANSWERS
Operator
(OPERATOR INSTRUCTIONS). Michael Turits, Raymond James.
Michael Turits - Raymond James — Analyst
Good morning. Two questions. One, to the extent you can, can you break out what your revenue and non-GAAP expense assumptions are going forward in that breakeven to accretion guidance? And then secondly, for those of us who didn’t follow Secure, can you just give a rough breakout of what the need different big product lines contributed to revenue as a percentage and maybe what their growth rates were?
Dave DeWalt - McAfee, Inc. — CEO, President
Sure, Michael. Let me take some of the first part and then Dan and Tim can help me out with some of the breakdowns of Secure’s market. So obviously we’re not going to give you a lot of details on the revenue and non-GAAP expenses here, but I’ll just give you some high-level color so you understand it.
We certainly see this deal as breakeven to slightly accretive in 2009. Some of the factors going into that are obviously we see some revenue synergies, some cost synergies; Secure Computing has had a nice track record of growth here the last couple of years, we think we can continue to do that as well as grow it. There are some modest cost synergies here, obviously public company type things that we can take out of the business pretty quickly. It doesn’t require a ton of cost synergies or even revenue synergies for us to get this breakeven to accretive.
We do have some interest income that we’ll lose as a result of the cash transaction as well as some deferred revenue write-down as we look at purchase accounting for this deal. But generally speaking we’re pretty optimistic this transaction will drive accretion in the model for ‘09 and even more so in the out years.
In terms of just big picture for the product lines, what’s exciting here if you didn’t catch it from the script is McAfee really has a couple of network products, but this fills us out. This is what’s exciting here about the transaction. We’ve had just tremendous growth in our network security products, particularly IntruShield which is our network security platform at McAfee. This offers what’s called intrusion detection and prevention.
This business has grown in excess of 30% in the first half of 2008 and we’ve been excited about what that offers. We now have 22,000 customers to cross sell IntruShield to the secure computing base. And then coupled with Secure Computing’s products such as firewall, e-mail filtering, Web filtering, we really create a complete suite at the network.
And if you’ve been following McAfee you know that we’ve had good success in converting our point products on the endpoint, things like antivirus and spyware to our Total Protection Suite on the endpoint and this is what’s been driving a lot of the growth is what we call TOPS conversions. Frankly the exact same model is emerging here with this combination. We have the ability to cross sell Secure Computing’s platforms with 22,000 customers with the Web and e-mail and firewall. We can cross sell IntruShield and the McAfee NAC products into their base and vice versa.
So we get a very comprehensive suite here as we look across the portfolio and this really was what was missing here at McAfee was the expertise on the network side, the installed base to cross sell and a very powerful combination of products. We mentioned that Secure Computing is the leader in Web and e-mail as Magic quadrants like Gartner point out.
So we’re excited about bringing together world-class products and technologies into a big suite. So Tim or Dan, I don’t know how much you can share with the breakdown of some of the product lines, maybe just give them a little color there?

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Unidentified Company Representative
We historically didn’t break our product lines down separately other than our gateway products separated from the product line called Safeware which was recently sold or divested. So our entire business now is a gateway business. We recently acquired another company to add to that, Securify, so we haven’t broken them down separately. But you can think of our product lines in two large buckets.
One is the Web and mail business which is about protecting end-users from Internet threats and then controlling their behavior and what they can do when they use the Internet or use those Internet applications. And the other side of the business is really the firewall and control side which protects primarily applications and data and has some user control as well. Those are the two big buckets that Dave talked about and we haven’t decided how much we’ll specifically talk about that in the future either.
Dave DeWalt - McAfee, Inc. — CEO, President
Okay, thank you, Michael.
Operator
Brad Zelnick, Bank of America.
Brad Zelnick - Bank of America — Analyst
Congratulations, you guys. I was just hoping you can give us a little more color on your expectation for the combined network security business to generate just under $500 million, which I assume is a projection for 2009. Can you give us a sense of what the network business accounted for for McAfee in the past and what the growth rate was? And lastly, does the $500 million number take any revenue overlap into account? Thanks.
Dave DeWalt - McAfee, Inc. — CEO, President
Brad, this is Dave; I’ll answer that. Maybe Rocky, you can chime in here too. So as I mentioned, we’ve had some strong growth rates with the product lines at McAfee — IntruShield, as I mentioned earlier, we’ve been seeing some outstanding growth rates here. We have really the best product in the intrusion detection prevention space. With that product line we think the combination with Secure really extends that suite and really creates a powerful combination.
And again, in this market condition we clearly see economies, total cost of ownership, the ability to provide higher protection at a lower cost is what’s driving it. And frankly, that’s what gives McAfee more share of the wallet on the endpoint. We’re seeing that on the network the same way. So the combination of being able to bring a full suite to bear at the customer at a lower cost than our competitors can do really drives this thing.
So we see a $0.5 billion business here, we’ve had good growth both at McAfee. We think the Webwasher product, which is the Web product for Secure as well as the IronMail product, are just outstanding fits into the enterprise segment here. They also have a great product line in the midmarket called SnapGear; this is a UTM type appliance, a unified threat management appliance that when combined with McAfee’s products there it can really offer a midmarket complete set.
And so we feel the synergies here from a market segmentation and extend all the way down to the smallest companies all the way up to the largest, they’ve got a nice mix, 60-40’ish in terms of US versus international, and we can extend that internationally with our reach. So the combinations are nice here. And yes, we took into consideration overlap, but there’s not much overlap

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FINAL TRANSCRIPT
at all in our products. Our Web and mail product is really midmarket down; their Web and mail product is midmarket and up and we really like the opportunity here.
We’ll certainly be able to take some cost out as it relates to the productlines and we’ll plan to take the best of the components there and drive some synergies. But generally speaking, this is good. Ricky, do you want to add anything or did I —?
Rocky Pimentel - McAfee, Inc. — COO, CFO
I think that, like you said, Dave, with the overlap issue I think that the synergy is they’re really fortifying two different ends of the market that we service the low end more so from the middle and Secure services the high-end from the middle. And from a standpoint of scale of the overall businesses, when you look at Secure’s presence and our presence based on our prior earnings call information, a $0.5 billion type business is what we’ll end up with at the end of the day going into next year.
Operator
Robert Breza, RBC Capital Markets.
Robert Breza - RBC Capital Markets — Analyst
Good morning. Thanks for taking my questions. Rocky, I was wondering if you can maybe provide some high-level expectations or thoughts around operating margins. I guess specifically addressing maybe 2009, 2010 because the way it sounds in your script here that you expect more cost savings in 2010 than 2009. So any thoughts on operating margin impact here?
Rocky Pimentel - McAfee, Inc. — COO, CFO
Sure, Bob. We talked about we believe overall 2009 non-GAAP earnings will be neutral to slightly accretive. So I think we’re intent on continuing our success in operating margin improvement, although obviously we’re going to have to work on the integration definitely in the first half of 2009. But our intention is to get on the operating margin targets that we’ve always talked about, particularly over the last couple quarters.
So as Dave mentioned on the call, we’re going to be giving up the interest income that we’ve been seeing in the model for the money we’re spending on the deal. So when we say neutral to accretive we’ve now redeployed that capital and we’ll actually be getting obviously greater gains as we get to the accretive side of the equation.
So it will be building cost efficiency going into 2010. We’ll start to see progress in 2009. We’re trying to be thoughtful looking at, as Dave mentioned, the best of breed opportunities on both sides of the equation whether it’s the McAfee side or Secure Computing, but we’ll start making progress very early in 2009 and then building momentum as we go through 2009 and really hitting our stride, we think, in 2010 and 2011.
Robert Breza - RBC Capital Markets — Analyst
Maybe just as a follow-up. As you look at Secure’s operating margins, call it around 7% on a non-GAAP — I’m just looking at some Street models here and you guys are in that 26% range — do you see more synergies coming from the sales and marketing, R&D, G&A? I would assume that more sales and marketing would be the bigger cost line item were where we would expect to see the improvement on the Secure side, is that fair?

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FINAL TRANSCRIPT
Dave DeWalt - McAfee, Inc. — CEO, President
Robert, this is Dave. Maybe I’ll just add on to Rocky’s comments there. Absolutely. There’s a whole host of things that we can do from a cost point of view. And again, just public company type aspects is one bucket. Obviously there is some overlap on our products; there is some sales and marketing that you naturally gain.
And honestly we see a very strong business here with Secure Computing. They’ve got an excellent salesforce and channel. Really this completes what we were looking for both on a network and “in-the-cloud”. So without even having to be very aggressive in synergies from a bookings or billing side we feel we can get the breakeven to accretion in the operating margins as well as on the total growth of the business. So we’re excited about this.
This is a nice strategic play for the Company and we all know install base makes a big difference in cross selling the products and there are some real strategic assets here. And we didn’t talk too much about TrustedSource which is their “in-the-cloud” computing model. We know that the security market is really a combination of on-premise type technology like on the endpoint of the network. When coupled with “in-the-cloud” we really create a very powerful combination here.
So the services that Secure has, when coupled with Artemis which we recently launched, really gives us a tremendously powerful model to leverage an “in-the-cloud” security paradigm. So we see some great cross selling across the board as well as some cost synergies and as we get into 2009 and ‘10 we hope to yield all those.
Operator
Walter Pritchard, Cowen and Company.
Walter Pritchard - Cowen and Company — Analyst
Just two questions. One — Rocky, could you clarify when you talk about the breakeven to slightly accretive, are you burdening yourself with the write-down of deferred revenue or are you excluding that in that calculation?
Rocky Pimentel - McAfee, Inc. — COO, CFO
Yes, we are burdening ourselves with some writedown of deferred revenue.
Walter Pritchard - Cowen and Company — Analyst
Okay. And then just — I don’t know if — it may be early, but if you could give us any sense of, Dan or Tim, the current Secure Computing employee base post the SafeWord and I guess Securify acquisition closes, where you are now, and then Rocky, where you anticipate being when you close the deal — from how many employees you’ll take on?
Dan Ryan - Secure Computing — President, CEO
We’re currently plus or minus 900 at Secure Computing.
Unidentified Company Representative
I mean, just to add on, Walter. First of all the question of deferred revenue, of course we took that into consideration. We analyzed the heck out of the deferred revenue model to make sure we understood what the deferred revenue impacts would be, any VSOE impacts. Obviously this was very carefully studied and hence we feel comfortable with what we disclosed there.

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FINAL TRANSCRIPT
And then on the employee base side, obviously there have been some ins and outs for Secure Computing with SafeWord, divesting and Securify coming in, but not a whole lot of change in employee count kind of post those ins and outs. But certainly as we move forward there are synergies here on both sides and we’ll drive a streamlined business in 2009.
Operator
Eric Martinuzzi, Craig-Hallum.
Eric Martinuzzi - Craig-Hallum — Analyst
I’m curious to know about the differences in the partner channel. Could you discuss the similarities and differences between the 2,000 Secure partners and the McAfee partners?
Dave DeWalt - McAfee, Inc. — CEO, President
I’ll take the first part and, Dan and Tim, feel free to add on here. This was one of the assets that we had looked at that was important to McAfee. We largely have a worldwide channel community who is focused in on the endpoint. Knowing McAfee coming out of the antivirus business, we sold software primarily to the endpoint. Most of our channel partners were not network security savvy. We were adding network channel partners.
We did a detailed study of the network channel partners that Secure had and ones that McAfee had and this gives us a whole new channel to contribute our distribute our technologies post the acquisition closing. There are a lot of regional VARs that sell Secure’s platforms, dedicated VARS in some cases as well as some larger ones. And it’s just synergies at the point of channel as well as with the salesforce at large.
They have nearly 300 sales personnel in the field, these are network specialists that McAfee was looking for. So again, they have 90 plus percent of their business through the channel, very similar to McAfee. So our channel will become a great asset for the combined company here and we’re looking for that, all international and domestic channel partners as well as federal and this creates good synergies. Dan, did you want to —?
Dan Ryan - Secure Computing — President, CEO
No, I think that covers it pretty well, Dave. We don’t have a ton of overlap, we (inaudible) smaller set of more specialized partners. Eric, as you know, one of the things we’ve always brought to market is probably some of the industry’s best products and we would say the best products — the reach that McAfee gives us — the two things we don’t have is the broad reach and the brand. And that’s what I’m excited about here in going to market with our partners. We just don’t have that reach and brand and now we do. I mean a McAfee firewall is going to be a lot more fun to sell than a Secure Computing firewall.
Operator
John DiFucci, JPMorgan.
John DiFucci - JPMorgan — Analyst
Thanks for taking my questions. Two quick ones. Dave, I just want to verify, you are depending on some kind of revenue and cost synergies to hit breakeven or slightly accretive in ‘09? And then I guess maybe Dan or Tim, can you tell us how much of your services revenue is professional services and tell us a little bit about your model. I know you’re a — it sounds like pure

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FINAL TRANSCRIPT
appliance, but can you just tell — is it typical — similar to software where it’s a perpetual model or is it more like a subscription? And that’s it, thanks.
Dave DeWalt - McAfee, Inc. — CEO, President
Dan, do you want to take (multiple speakers)?
Dan Ryan - Secure Computing — President, CEO
Sure. So the business model is primarily appliance — deliver on appliances, however we do have virtual versions of our platforms coming as well as we have hosted Web security and hosted spam security or “in-the-cloud”. But today it’s primarily delivery on appliances. In the case of Web and mail product lines, it’s oriented more toward subscription. A lot of the revenue is subscription based on a per user basis for protecting end-users.
In the case of the firewall, it’s more traditional appliance in the case of Securify as well where it’s really based on size of the — the size and throughput of that appliance as opposed to how many users are on it. So it’s a little bit different in each model, but our consulting services business is actually quite small. [Jim], how would you characterize it?
Unidentified Company Representative
Di minimis.
Dan Ryan - Secure Computing — President, CEO
If you look at the deferred model and the customer support, the professional services are di minimis in that total.
Unidentified Company Representative
And John, yes, there is some revenue and cost synergies that we believe we need to make this breakeven to accretive, but they’re fairly modest. We think that they’re achievable. We didn’t want to extend that too greatly. And frankly, we want the people at Secure Computing, that’s a big part of the asset here that we’re acquiring as well as the products and customer base and we’re excited about the combination. I think the go to market model will be very powerful for the combination here as we move forward.
And I think something that Dan mentioned I’d like to underscore and that’s the word “virtual”. I’ve talked to this virtual appliances when combined with an “in-the-cloud” computing model is really a very disruptive model to the existing firewall space as well as the rest of the appliance space. The technologies that Secure Computing has when coupled with what McAfee has really affords us an ability to attack and usurp some of the traditional vendors in this space.
And so we’ll be working hard to release those. Secure has a roadmap here of releasing these technologies and virtual models, as do we. And whoever can put the most functionality into a suite and a virtual appliance without hardware or with hardware depending on the preference of the customer can really change the dynamics in this space. So we’ll see what happens, we’ve got to prove it. But at the same time we’ve got the assets to go do it with.
Operator
Sarah Friar, Goldman Sachs.

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Fred Grieb - Goldman Sachs — Analyst
This is Fred Grieb, for Sarah. Just two quick questions. One, was Secure’s strength in the government vertical at all a rationale for the deal? And second question is — was it a competitive deal and can you talk about that at all?
Dave DeWalt - McAfee, Inc. — CEO, President
So the government sector is definitely a factor. We like a lot of what we saw was Secure Computing’s footprint in the Federal space. We obviously have been partners for a long time here together the two companies, so we’re not adversaries or anything so we obviously can see some of the customers that were very happy with Secure’s platform. That included a lot of the government customers.
They have firewall technology, high-end appliances that are very powerful, never been broken, they’re highly scalable firewalls, they’re very powerful technologies at the gateway and many of the federal customers were very pleased with it. I frankly think that most of their technology and business challenges were scalability — go-to-market scalability with channels.
McAfee can bring a lot of that and we can scale. So the government is powerful when coupled with us. They had a lot of Intel agency kinds of customers that I think we have chances to cross sell. We have a lot of public-sector nondefense that we think we can cross sell with Secure’s platform and that’s a nice opportunity for the Company.
Operator
Philip Rueppel, Wachovia Securities.
Philip Rueppel - Wachovia Securites — Analyst
Was there any other — outside of government, any other industry concentration for Secure and does that help or hurt? And then second of all, on the install base, those 22,000, have you done any initial cuts as to sort of the overlap there and/or is there an emphasis on small and medium or midmarket, those hit hard areas that you haven’t been able to or haven’t had product and/or address from the McAfee side? Thanks.
Dave DeWalt - McAfee, Inc. — CEO, President
Dan or Tim, I don’t know if you want to comment on the verticals. I’m assuming you don’t have any vertical breakdowns that you announced on your quarterly number.
Unidentified Company Representative
No, we don’t. We have a pretty broad array of verticals. I think obviously government is strong for us, the public sector is strong for us, financial services is strong for us, a lot of highly regulated industries are strong for us. But I wouldn’t limit it to that. It is manufacturing, it is financial services insurance, and all of the service industries as well.
Dan Ryan - Secure Computing — President, CEO
There is a very nice balance here of their customer bases, and we did do as much analysis as we could in healthcare, pharmaceutical, retail, manufacturers, public sector. I mean 22,000 customers across the corporate worldwide gives us a big

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FINAL TRANSCRIPT
install base to cross-sell as does McAfee’s with over 100,000 corporate customers now to drive and cross-sell the products. You are very diverse with what you can do here.
And as I mentioned, we really fill out our SAS model, our endpoint model, and our network suite model here, which makes McAfee diverse across the security platform. And again, we think we can drive Secure’s products more internationally with our footprint, with the market segments we serve. And certainly this is all business sizes, and I mentioned earlier midmarket, small, all the way through enterprises in combination with our technologies, we really have a great platform here to address all aspects of the markets from small to large.
Operator
Josh Jabs, Roth Capital.
Josh Jabs - Roth Capital — Analyst
Good morning. Dave, can you talk about some of the changes in the overall security space and how this positions McAfee, given Symantec earlier had kind of pulled out of this part of the market; IBM got into it, and then obviously this will put you in a little bit more direct competitive position against Cisco?
Then second part, go back to the earlier question; were there any other competitive bids out there for Secure?
Dave DeWalt - McAfee, Inc. — CEO, President
The security market is changing a lot. I have been studying this market. As many of you know, I meet with a tremendous amount of customers and just studying their buying patterns. We are in a very interesting phase in the security landscape, and I really think that most of the market is up for grabs.
The traditional antivirus space that Symantec, Trend and McAfee enjoyed is really moving to a suite-based model. We’ve been having a lot of success in converting our own base as well as our competitor’s base, that suite. Whoever has the broadest suite at the lowest cost will win. And frankly at the network, this is the exact same strategy we are going to deploy.
We now have everything from firewall to NAC to IPS, e-mail, Web, data loss prevention. And we will have the most comprehensive suite with a common console. And when you put that all together it is a very powerful combination. And we have good partners here that can help us distribute the technology and when you put that together in a network security space it’s pretty formidable.
So cost consolidation is very prevalent on the minds of our larger customers and we’re going to offer them a great value prop to help them create higher protection at a lower cost and that’s what’s working. And I think it’s a big mistake really for some of our competitors not to have it. The interlock between the endpoint and the network is so critical and we see that more every day. Those who don’t have a network security platform when coupled with an endpoint will lose and I think this is what really creates the combination unique.
Some of the vendors in the network security space are clamoring to get into the endpoint because they know things like network access control require endpoint and network, things like intrusion prevention detection require a host-base or HIPS coupled with a NIPS product, a network product. Technologies like data loss prevention require an endpoint and a network component. Technologies like firewall require both sides. Almost every piece of the endpoint security interlocks with a network and when you’re able to bring and cross sell from the endpoint to the network up and down that technology tree it’s a compelling proposition.

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So that’s what we see in the marketplace. We want to be the leaders in that space. And I won’t comment on the competitive bid nature, I’ll just say that this is a great asset here. I think there is a great management team. We’re really looking forward to Secure’s team. I mentioned earlier Dan; Dan is going to be running our network business unit. Dan has a similar background as me coming from Stellant, I came from Documentum.
Dan Ryan - Secure Computing — President, CEO
Looking forward to working with him, not against him, much more.
Dave DeWalt - McAfee, Inc. — CEO, President
So we competed for a while but now we’re on the same side. So lots of fun and we think that this is a nice chance for the Company.
Operator
Katherine Egbert, Jeffries.
Katherine Egbert - Jefferies — Analyst
Good morning. Dave, I have a question. You seem to be getting back into businesses that previous generations of management at McAfee exited years ago, Secure of course had bought your Gauntlet business. And then (inaudible) you had exited the PGP business years before. So can you just talk about that? Why are you going back? What are you seeing?
Dave DeWalt - McAfee, Inc. — CEO, President
I can’t comment, Katherine, to why the Company divested some of those technologies. Hopefully you’ve seen our results on [safety] so far. Last quarter we had 70 plus percent year-over-year growth on SafeBoot. This was a very powerful product for the Company. We’re extremely pleased with SafeBoot and the assets that came along with that. This gives us an excellent cross sell from antivirus to encryption.
We’re seeing the suite working there. We’ve got two great pillars with antivirus and encryption now and data loss prevention at the host. And then the other products just fill out that suite nicely. Now we have that on the network the same way with IPS and Web and e-mail and firewalls.
So I don’t know why they divested those businesses. I can just say that the market is moving towards bigger vendors with broader suites and this just means more dollars for McAfee, more share of the wallet when it relates to security spending. And I hope to be the trusted advisor for a lot of corporations around the world as their dedicated security company. So that’s why we’re expanding the portfolio.
Operator
Israel Hernandez, Barclays Capital.

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Israel Hernandez - Barclays Capital — Analyst
My question is for Dan. Secure Computing has been around seemingly forever, to really mixed financial results over the years. So if you could perhaps talk about why you think that was the case and what was Secure Computing’s issues with respect to scaling the business? And how is it going to be different as part of McAfee? And then for Rocky, why is it going to take three years to get the cost emerges out of the business? Our friends at Oracle can get these things done in about two weeks. So if you can talk about the cost synergies in the business? Thanks.
Dave DeWalt - McAfee, Inc. — CEO, President
Nice challenge for Rocky there as he’s thinking. Dan, do want to take the first part?
Dan Ryan - Secure Computing — President, CEO
Sure. The business has been around for a long time. In fact, I think somebody mentioned that McAfee divested Gauntlet. That came in to Secure many years ago, so we still have some employees from that product line. But we’ve been around a long time, been very successful as a technology company. I think if you ask customers and industry analysts about our products they’ll rank them among the best and what we have not had is that scale. And I think as a midsize company it gets more and more difficult to compete with the large vendors that have suite products.
And we were moving towards a suite product line in network security with webmail, access control, firewall and really trying to address the entire in motion, if you will, set of data as opposed to endpoint data when this opportunity came along to really combine the two. It’s pretty — the simple view of it for me, which is small business and consumer all the way to the largest enterprises in the world on one scale and endpoint all the way to network and hosted on the other scale. And that really is a compelling opportunity for our company and our people and I think also our customers.
Rocky Pimentel - McAfee, Inc. — COO, CFO
On the cost synergies, we’re trying to be thoughtful about how we go about integrating the two companies. We don’t want to make mistakes as a substantial acquisition relative to the other kind of acquisitions we’ve made in the past. I think we’re just trying to be, again, thoughtful.
I don’t think that we’re not going to try and do things much more quickly, but we want to make sure that we don’t break any of the synergies in sales and operations and R&D where we’ve had dialogue, but we want to get more knowledge to know how we can get the leverage points. So it’s certainly not giving up and saying it takes three years, it’s just we’re trying to be thoughtful.
Dave DeWalt - McAfee, Inc. — CEO, President
And I’d just add on, obviously we’re getting cost and revenue synergies in each year, not just taking three years here. So we’re very mindful we won’t be shy about making sure we’ve got this business unit optimized. But again, this has a lot of strategic rationale as well as financial rationale for the Company.
Whenever you can do a transaction where we can get this much revenue in bookings, an install base and make it break even accretive right out of the gate with the first year and significantly more later on, you really look at that and say nice transaction for the Company to do. So we warmly welcome all the Secure Computing employees and very excited about the future for McAfee.

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FINAL TRANSCRIPT
Kelsey Doherty - McAfee, Inc. — Senior Dir., IR
Thanks for joining us this afternoon.
Dave DeWalt - McAfee, Inc. — CEO, President
Thank you, everyone. Thanks for joining and we’ll look forward to talking to you again in a couple of weeks on our earnings call. Have a good day.
Operator
Ladies and gentlemen, this concludes the McAfee conference call. You may all disconnect.
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IMPORTANT INFORMATION
Secure Computing Corporation (“Secure Computing”) intends to file with the Securities and Exchange Commission (the “SEC”) preliminary and definitive proxy statements and other relevant materials in connection with its proposed acquisition by McAfee, Inc. (“McAfee”). The definitive proxy statement will be mailed to the stockholders of Secure Computing. Before making any voting or investment decision with respect to the transaction, investors and security holders of Secure Computing are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the transaction, Secure Computing and McAfee. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC from Secure Computing’s investor relations website at www.securecomputing.com/invest.cfm or by writing its investor relations department at 55 Almaden Boulevard, Suite 500 San Jose, CA 95113.
INFORMATION REGARDING PARTICIPANTS
Secure Computing and its officers and directors may be deemed to be participants in the solicitation of proxies from Secure Computing’s stockholders with respect to the transaction. A description of any interests that these officers and directors have in the transaction will be available in the proxy statement. In addition, McAfee may be deemed to have participated in the solicitation of proxies from Secure Computing’s stockholders in favor of the approval of the Agreement and Plan of Merger. Information concerning McAfee’s directors and executive officers is set forth in McAfee’s proxy statement for its 2008 annual meeting of stockholders, which was filed with the SEC on June 26, 2008. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to McAfee’s investor relations page on its corporate website at www.mcafee.com.